FIRST AMENDMENT TO
                  SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

      This First Amendment to the Supplemental Executive Retirement Agreement made as of February 1, 1998 (the "Agreement") between American General Corporation, a Texas corporation (the "Company") and Jon P. Newton (the "Executive") is made on April 30, 1998.

      1. Section 2.1 of the Agreement is hereby amended by the addition of the following new paragraph at the end thereof:

            "Unless the Executive shall have notified the Company in writing no later than July 1, 1998 (and prior to any termination of his employ-ment) of his election that this paragraph shall be null and void and of no effect, then, notwithstanding the foregoing provisions of this
      Section 2.1, if payment of a lump sum amount equal to the actuarial equivalent of a Normal Retirement Benefit is to be made pursuant to
      Section 2.6 hereof, the annual amount of the Normal Retirement Benefit shall equal (X) minus (Y), where (X) is calculated as set forth above, but the amount of (Y) equals only the Social Security Benefit plus the Qualified Plan Benefit (and not the Restoration Plan Benefit). The resulting increase in such lump sum amount shall be paid in lieu of any Restoration Plan Benefit under the circumstances described in Section
      2.6 hereof and the Executive hereby waives his right to any Restoration Plan Benefit under (and only under) such circumstances."

      2. Section 2.6 of the Agreement is hereby amended by the addition of the following sentence at the end thereof:

      "Notwithstanding the foregoing provisions of this Section 2.6, if termi-nation of the Executive's employment occurs after a Change in Control (or is deemed to have occurred after a Change in Control pursuant to the Executive's Employment Agreement) and if payment of a lump sum amount equal to the actuarial equivalent of a Normal Retirement Benefit is to be made pursuant to this Section 2.6 after the Executive shall have attained age 57, the Normal Retirement Benefit calculated pursuant to this Section 2.6 shall not be less than the Normal Retirement Benefit which the Executive would have accrued if the Executive had continued to be employed by the Company until his Normal Retirement Date."

      3. As amended by this First Amendment, the Agreement is hereby specifi-cally ratified and reaffirmed.

      IN WITNESS WHEREOF, the parties hereto have executed this First Amend-ment on April 30, 1998.

                              AMERICAN GENERAL CORPORATION


                              By       /S/ LARRY D. HORNER
                                  Name:    Larry D. Horner
                                  Title:   Chairman of the
                                         Personnel Committee


                                       /S/ JON P. NEWTON
                                      Jon P. Newton